Exhibit 99.1
Novocure Announces Planned CEO Transition

After 22 years as CEO, Asaf Danziger to retire at year end, will be succeeded by current CFO Ashley Cordova

Wilco Groenhuysen to step down after 12 years as COO, Mukund Paravasthu current Senior Vice President, Product Development to transition to COO

Root, Switzerland – Novocure (NASDAQ: NVCR) announced today that Chief Executive Officer (CEO), Asaf Danziger, will retire at year-end 2024 and Novocure’s Chief Financial Officer (CFO), Ashley Cordova, will succeed him as the company’s next CEO.

Mr. Danziger, who has served as CEO since 2002, will serve as Senior Advisor into early 2026, and will continue to serve on Novocure’s Board of Directors. These changes will become effective on January 1, 2025.

“It has been a special honor and one of the greatest privileges of my life to serve as Novocure’s CEO for the last 22 years,” said Mr. Danziger. “I am very proud of the organization we have built starting with just a few people in a preclinical lab to where we stand today - treating thousands of patients living with aggressive forms of cancer. Now, we are poised to expand the potential of Tumor Treating Fields therapy to many more people. I am confident that under Ashley’s leadership Novocure is well positioned to achieve great things.”

“Under Asaf’s leadership, Novocure has grown from its earliest days as a start-up into the successful, global company we see today. Our patient-forward mission is a manifestation of Asaf’s vision,” said William Doyle, Executive Chairman, Novocure. “On behalf of Novocure’s Board of Directors, we are grateful for all of Asaf’s many accomplishments and are excited to welcome Ashley as our next CEO. Ashley’s strategic vision, commitment to our mission, and proven track record of operational excellence position her perfectly to drive Novocure’s next stage of growth.”

“It has been a professional and personal highlight for me to work hand in hand with Asaf over the past 10 years and I am grateful for his leadership and partnership,” said Ms. Cordova. “Novocure’s mission to extend survival in aggressive forms of cancer is as significant today as it was 20 years ago, and I am excited to take on the role of CEO at this pivotal time as we look to expand the reach of Tumor Treating Fields therapy across multiple solid tumor indications.”

The company also announced today that Wilco Groenhuysen will step down as Chief Operating Officer (COO) effective October 1, 2024. Mukund Paravasthu, who joined Novocure in 2020 and currently holds the position of Senior Vice President, Product Development, will expand his current responsibilities and transition into the role of COO.

“I would like to personally thank Wilco for his friendship, dedication, and leadership over the last 12 years,” said Mr. Danziger. “Wilco helped shape and build our financial, back office and operations functions, and I am grateful for the enduring impact he made at Novocure.”

Exhibit 99.1

About Asaf Danziger
Asaf Danziger has served as Novocure’s Chief Executive Officer since 2002 and has been a member of the Board of Directors since 2012. Mr. Danziger was Novocure’s fourth employee, leading the organization from its preclinical development stage through regulatory approvals and product commercialization, growing Novocure into an organization with over $500 million in annual global sales and more than 1,500 employees. Mr. Danziger holds a Bachelor of Science in material engineering from Ben-Gurion University of the Negev, Israel.

About Ashley Cordova
Ashley Cordova has served as Novocure’s Chief Financial Officer since September 2020. She is responsible for global oversight of Novocure’s revenue and financial operations, including reimbursement activities, financial reporting, financial planning and analysis, treasury, tax, and investor relations.

Joining Novocure in 2014, Ms. Cordova is a leader who combines strategic vision with emphasis on consistent operational excellence. Throughout her tenure, Ms. Cordova has been integral to building Novocure’s global organization and preparing the company for its next stage of growth. She is a visible and engaged enterprise leader, committed to Novocure’s patient-forward mission. Prior to joining Novocure, Ms. Cordova served in various financial roles at Zoetis Inc. from 2012 to 2014 and Pfizer Inc. from 2005 to 2012.

Ms. Cordova graduated with a bachelor’s degree in music and business from Furman University and earned her International Master of Business Administration from the University of South Carolina. Ms. Cordova currently serves on the Board of Directors of Therabody, Inc.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, malignant pleural mesothelioma and pleural mesothelioma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, gastric cancer, glioblastoma, liver cancer, non-small cell lung cancer, pancreatic cancer and ovarian cancer.
Headquartered in Root, Switzerland and with a growing global footprint, Novocure has regional operating centers in Portsmouth, New Hampshire and Tokyo, as well as a research center in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and X (Twitter).

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory

Exhibit 99.1
approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 22, 2024, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Investors:
Ingrid Goldberg
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Media:
Catherine Falcetti
media@novocure.com